Exhibit 99.8(c)

AMENDMENT NO. 10 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 10 TO FUND PARTICIPATION AGREEMENT is made as of this      day of March, 2012 by and between SYMETRA LIFE INSURANCE COMPANY (the “Company”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the “Distributor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company and the Distributor are parties to a certain Fund Participation Agreement dated December 19, 1995, as amended (the “Agreement”);

WHEREAS, the parties desire to add Symetra Securities, Inc. as a party to the agreement as set forth herein;

WHEREAS, the parties desire to add NSCC Trading language, along with revised compensation terms as set forth herein;

WHEREAS, the parties to this Amendment now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Symetra Securities, Inc. is the distributor and principal underwriter of certain variable annuity and variable life insurance contracts (the “Contracts”) issued by the Company and is added as a party to the Agreement.

2. Compensation and Expenses. Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following language:

(a) Certain of the Funds have adopted distribution plans pursuant to which Distributor, on behalf of each such Fund, will pay a service fee to dealers in accordance with the provisions of such Funds’ distribution plans. The service fee is paid as additional consideration for all personal services, account maintenance services and/or Distribution Services provided by the agent of record to shareholders of the applicable Fund. The provisions and terms of these Funds’ distribution plans are described in their respective Prospectuses, and the Company hereby agrees that Distributor has made no representations with respect to the distribution plans of such Funds in addition to, or conflicting with, the description set forth in their respective Prospectuses. The fee for each class of Shares will be set by Distributor based on the relevant distribution plans. Any such fee shall be paid only to the agent of record pursuant to Distributor’s records, whether that broker is the Company or another entity. Only one broker may be designated as the agent of record on any account.

(b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single omnibus account per class per Fund for the Accounts rather than having each Participant as a shareholder. In consideration of performance of the Administrative Services by the Company, Distributor will pay the Company a fee (the “Administrative Services Fee”) attached as Exhibit A under the Agreement. Distributor will pay the Company a fee where the Company’s assigned Dealer # 7001438 is listed on the accounts.

(c) For the purposes of computing the payments to the Company contemplated by this Section 5, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over any period shall be computed by totaling the Company’s aggregate investment (share net asset value multiplied by total number of Shares held by the Company) on each calendar day during the period and dividing by the total number of calendar days during such period. Distributor will calculate the amount of the payments to be made pursuant to this Section 5 at the end of each calendar quarter and will make such payments to the Company within 30 days thereafter. Payments will be sent via check to the address provided in Section 5(e), below. If you wish to receive Administrative Services Fees, or other payments electronically, you agree to provide proper banking instructions to Distributor by completing and returning Distributor’s Electronic Payment Form. You further agree to update such electronic payment information as requested by Distributor from time to time.

(d) The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid for the relevant period and such other supporting data as may be reasonably requested by the Company and sent to the contact person provided below. If fees are being made via electronic payment, statements related to such fees will still be provided to the following contact person.

Symetra Life Insurance Company

RD Accounting

777 108th Ave NE, Ste 1200

Bellevue, WA 98004

Attention: Manager Retirement Services Accounting

Email Address: symvar@symetra.com

Phone No.: 425-256-5186

Fax No.: 888-800-6067

X	Check this box if you wish to receive Statements
electronically at the email address provided herein.

(e) Other than those payments specifically set forth herein, no dealer concessions or other service or distribution fees shall be paid to the Company.

2. Processing of Transactions. The following new Section is hereby added to the Agreement.

(a) If transactions in Fund Shares are to be settled through the NSCC’s Fund/SERV system, with NSCC # 3318 the following provisions shall apply:

(1) Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking”).

(2) For each Fund/SERV transaction, including transactions establishing accounts with us or our affiliates, you shall provide the Funds and us with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which you hereby certify is and shall remain true and correct. You shall maintain documents required by us or the Funds to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by you that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

(3) At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law. Such coverage shall insure for losses resulting from the criminal acts, errors or omissions of each party’s employees and agents.

(4) You represent and warrant that all instructions, questions and other correspondence concerning the accounts for which trades are made in accordance with this Section 7(a) shall come from you, and that individual account holders shall contact you, rather than contact us or the Funds directly, with instructions, questions and requests concerning the Funds. You further represent and warrant that you, rather than us or the Funds, has reporting responsibility to your clients for confirmations of transactions and monthly, quarterly and year-end statements.

(b) If transactions in Fund Shares are to be settled directly with the Distributor, the procedures relating to the processing and settlement of Orders shall be subject to such instructions as we may forward to you from time to time. Payment for purchase transactions shall be made by wire transfer or through a clearinghouse agency approved by us to the applicable Fund custodial account designated by us on the Business Day next following the Trade Date. Any such wire transfers shall be instituted by your bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date. If payment for Fund Shares purchased is not timely received, the Fund may cancel the Order or, at our option, resell the Shares to the applicable Fund at the then prevailing net asset value and you shall be responsible for all costs to us, the Funds or any affiliate of the Funds resulting from such resale. You shall be responsible for any loss, expense, liability or damage, including loss of profit suffered by us and/or the respective Funds resulting from delay or failure to make timely payment for such Shares or cancellation of any trade, or for any Orders that are processed on an “as of” basis as an accommodation to you. You shall not be entitled to any gains generated thereby.

(c) You agree not to withhold placing Orders received from any customers for the purchase or sale of Shares so as to profit yourself as a result of such withholding. You shall not purchase Shares through us except for the purpose of covering purchase Orders received by you, or for your bona fide investment. You agree to purchase Shares only from the Funds or your customers. If you purchase Shares from your customers, you will pay such customers not less than the applicable redemption price as established by the relevant Fund’s then-current Prospectus.

3. Exhibit A. For clarification, Exhibit A of the Agreement is being restated attached hereto.

4. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

SYMETRA LIFE INSURANCE COMPANY

By:
Name:	Daniel R. Guilbert
Title:	Executive Vice President

SYMETRA SECURITIES, INC.

By:
Name:	Linda C. Mahaffey
Title:	President

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:
Name:	Cindy A Johnson
Title:	Vice President

EXHIBIT A

FUNDS AVAILABLE AND APPLICABLE

ADMINISTRATIVE SERVICES FEES

Class I VP Funds	FEES

VP Balanced	25 basis points
VP International	25 basis points
VP Value	25 basis points
VP Ultra	25 basis points
VP Large Company Value	25 basis points
VP Mid Cap Value	25 basis points
VP Inflation Protection	15 basis points

Class II VP Funds	FEES

VP Ultra	25 basis points
VP Large Company Value	25 basis points
VP Inflation Protection	15 basis points